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                                                                    EXHIBIT 99.2


CHENIERE ENERGY, INC.  CONTACT: DAVID CASTANEDA
                                                              Investor Relations
                                                                  1-888-948-2036
                                                      E-mail:  chex@mdcgroup.com
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NEWS RELEASE

Cheniere Energy, Inc. Names New President

Houston - September 19, 2000 - Cheniere Energy, Inc. (NASDAQ:CHEX) announced today that its board of directors has elected Charles M. Reimer to serve as President and Chief Executive Officer of the company. Mr. Reimer has been a director of Cheniere since April 1998 and will continue to serve on the company's board.

Mr. Reimer has most recently served as President of British-Borneo USA, Inc. in Houston. Prior to joining British Borneo in November 1998, Mr. Reimer served as Chairman and CEO of Virginia Indonesia Company (VICO), the operator on behalf of Union Texas Petroleum Holdings, Inc. and LASMO plc, of major gas and oil reserves and production located in East Kalimantan, Indonesia. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. After leaving Exxon in 1985, Mr. Reimer was named President of Phoenix Resources Company and relocated to Cairo, Egypt to begin eight years of international assignments.

Charif Souki, Cheniere's Chairman, said, "Charles has a tremendous depth of experience. He has led companies of considerable size and stature, and he brings a broad perspective to Cheniere. We recently announced the formation of our affiliate, Gryphon Exploration, to aggressively pursue our exploration program on the Fairfield data set in conjunction with Warburg, Pincus Equity Partners, L.P. Charles will serve on Gryphon's board of directors and will help oversee Cheniere's 36.8% interest in Gryphon. Using the same strategy to build programs around talented people, with leading edge technology, to exploit high impact oil and gas prospects, Charles will also lead our efforts to fully develop our production, exploit our proprietary data base in the West Cameron Parish, Louisiana, and the data base we recently acquired from Seitel. He has been a very valuable board member since joining us two years ago, and we are thrilled that he has agreed to lead the next phase of our growth."


Mr. Reimer will be replacing Michael L. Harvey, who will leave Cheniere to serve as President and Chief Executive Officer of Gryphon Exploration Company, a company recently formed by Cheniere to implement its exploration program over an 8,800-square-mile 3D seismic database, which Cheniere licensed last year from Fairfield Industries.

Cheniere Energy, Inc. is an independent oil and gas company focused in and around the Gulf of Mexico. The company generates drilling prospects using its 11,000-square-mile 3D seismic database and acquires drilling rights on these prospects through lease sales and farm-ins. Additional information about Cheniere can be found by calling the company's Investor and Media Relations Department at 888-948-2036.

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